UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 24, 2008

METHODE ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware State of Other Jurisdiction of Incorporation	0-2816 Commission File Number	36-2090085 I.R.S. Employer Identification Number
7401 West Wilson Avenue, Chicago, Illinois 60706
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (708) 867-6777
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE
This Form 8-K/A amends and restates in its entirety the Current Report on Form 8-K previously filed with the Securities and Exchange Commission on January 25, 2008, for the purpose of supplementing the disclosure made on such Current Report.
Item 2.05. Costs Associated with Exit or Disposal Activities.
On January 24, 2008, Methode Electronics, Inc. (the “Company”) issued a press release announcing a restructuring of its U.S.-based automotive operations and plans to discontinue producing certain electronic connector products due to diminishing revenue and increasing global competition facing the Company. The restructuring is expected to be completed by the end of this calendar year, while the exit of certain electronic connector production is expected to conclude in the next three or four months. A copy of the press release is furnished herewith as Exhibit 99.1.
The Company estimates that it will record a pre-tax charge during the fiscal years 2008 and 2009 between $19 million and $25 million ($11 million and $15 million net of tax), or between $0.30 to $0.40 earnings per share. The estimated pre-tax charge is based on the following estimates: the net loss on disposal of current assets, including inventory and receivables, are expected to be between $2 million and $2.5 million; the net loss on disposal of machinery and equipment, furniture and fixtures, buildings, building improvements and land are expected to be between $6 million and $8 million; the cost of one-time benefits, including termination, retention, COBRA and outplacement for employees are expected to be between $9 million and $12 million; and other related costs, such as relocation, revalidation, vendor cancellation, overtime premium and legal are expected to be between $2 million and $2.5 million.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
99.1 Methode Electronics, Inc. Press Release dated January 24, 2008.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METHODE ELECTRONICS, INC.
Date: February 8, 2008	By:	/s/ Douglas A. Koman
Douglas A. Koman
Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit

99.1	Methode Electronics, Inc. Press Release dated January 24, 2008